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                                                                     EXHIBIT 5.1


[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]




                                 April 21, 2000

Landacorp, Inc.
4151 Ashford Dunwoody Rd.
Suite 505
Atlanta, GA  30319

        RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 21, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 1984 Stock Option Plan (as to 103,750 shares), the 1995 Incentive Stock Option Plan (as to 249,500 shares), the 1998 Equity Incentive Plan (as to 830,216 shares), and the 1999 Employee Stock Purchase Plan (as to 560,000 shares) (collectively, the "Plans" and the "Shares" as appropriate). As legal counsel for Landacorp, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

        It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation



                                            /s/ WILSON SONSINI GOODRICH & ROSATI


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